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                                                                     EXHIBIT 11

                            THE FOOTHILL GROUP, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
               THREE AND SIX MONTHS ENDED JUNE 30, 1995 AND 1994
            (Dollars and shares in thousands, except per share data)

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                                                       Three months ended    Six months ended
                                                            June 30,             June 30,
                                                       ------------------   ------------------
                                                          1995     1994       1995      1994
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
Primary:
  Net income                                            $ 9,494   $ 6,604   $17,888   $18,045
  Less preferred stock dividends                            (68)      (68)     (135)     (135)
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  Net income for primary calculation                    $ 9,426   $ 6,536   $17,753   $17,910
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  Weighted average number of common shares outstanding   16,707    16,622    16,620    16,589
  Effect of dilutive stock options                          249       324       244       365
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  Number of common shares used in computation            16,956    16,946    16,864    16,954
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  Primary earnings per common share                       $0.55     $0.39     $1.05     $1.06
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Fully diluted:
  Net income for fully diluted calculation              $ 9,494   $ 6,604   $17,888   $18,045
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  Weighted average number of shares outstanding          16,707    16,622    16,620    16,589
  Effect of dilutive stock options                          258       325       255       365
  Shares issued upon assumed conversion of convertible
    preferred stock                                         667       667       667       667
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  Number of shares used in computation                   17,632    17,614    17,542    17,621
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  Fully diluted earnings per share                        $0.54     $0.37     $1.02     $1.02
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